Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Leah Gerstner (Media): leah.gerstner@aig.com

AIG Reports Excellent Fourth Quarter and Full Year 2025 Results
Fourth Quarter 2025:
■Net income per diluted share of $1.35, compared to $1.43 in the prior year quarter; Adjusted after-tax income* (AATI) per diluted share of $1.96, compared to $1.30, up 51% year-over-year
■General Insurance underwriting income of $670 million, up 48% year-over-year
■General Insurance combined ratio of 88.8%; Accident year combined ratio, as adjusted* (AYCR) of 88.9%
■Global Commercial net premiums written (NPW) of $4.5 billion, an increase of 4% year-over-year on a reported basis, or 3% on a comparable basis,*† driven by 11% growth in new business
■Returned $809 million of capital to shareholders, including $567 million of share repurchases and $242 million of dividends in the quarter
■Return on equity (ROE) of 7.2% and Core Operating ROE* of 11.7%

Full Year 2025:
■Net income per diluted share of $5.43, compared to net loss per diluted share of $2.17 in the prior year; AATI per diluted share of $7.09, compared to $4.95, up 43% year-over-year
■General Insurance underwriting income of $2.3 billion, up 22% year-over-year
■General Insurance combined ratio of 90.1%; AYCR of 88.3%
■Global Commercial NPW of $17.4 billion, an increase of 4% year-over-year on a reported basis, or an increase of 3% on a comparable basis,† driven by 9% growth in new business
■Net investment income of $4.2 billion, a decrease of 1% year-over-year, and Net investment income on an adjusted pre-tax income* (APTI) basis of $3.8 billion, an increase of 8%
■Returned $6.8 billion of capital to shareholders, including $5.8 billion of share repurchases and approximately $1.0 billion of dividends
■ROE of 7.5% and Core Operating ROE of 11.1%

NEW YORK, February 10, 2026 – American International Group, Inc. (NYSE: AIG) today reported financial results for the fourth quarter and full year ended December 31, 2025.

“2025 was an exceptional year for AIG. We made tremendous progress against our strategy, delivered outstanding financial results, and achieved important milestones that have positioned AIG for a bright future,” said Peter Zaffino, AIG Chairman & Chief Executive Officer.

“For the full year, adjusted after-tax income per diluted share increased 43% to $7.09. Core Operating ROE of 11.1% was above our 10% plus target for 2025. This performance was driven by AIG’s continued strong underwriting results and operational excellence, effective expense discipline and strategic capital deployment. Underwriting income of $2.3 billion grew 22% and we achieved a calendar year combined ratio of 90.1%.

“We delivered on our disciplined capital management strategy in 2025, supported by our strengthened balance sheet and strong liquidity. For the full year, we returned $6.8 billion of capital to shareholders, including $5.8 billion of share repurchases and approximately $1.0 billion of dividends. We ended the year with a debt to total capital ratio of 18.0%.

“Over the last two months, we announced several strategic partnerships that we expect will contribute to AIG’s earnings, earnings per share, and ROE in 2026. These include the formation of Syndicate 2479 with Blackstone and Amwins, an investment in CVC’s new private equity secondaries evergreen platform, and the completion of our acquisitions of minority ownership stakes in Convex Group and Onex Corporation. We have also made excellent progress on our conversion of Everest’s global retail portfolio. These innovative, capital-efficient transactions should enable us to grow, deliver earnings and improve ROE without adding complexity to our organization.

“We have entered 2026 with strong momentum, and our January 1 reinsurance renewal activity resulted in enhanced terms and favorable pricing, reflecting the quality of our portfolio. We are off to a great start on our Investor Day guidance and are on track to achieve or even exceed our financial objectives. Thanks to the hard work and commitment of our talented colleagues, AIG is positioned for another exceptional year.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this press release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† NPW on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the sale of global personal travel and assistance business (AIG’s Travel business) in 2024. Refer to page 20 for more detail.

FINANCIAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ and shares in millions, except per share amounts)	2024	2025	2024	2025
Income attributable to AIG common shareholders from continuing operations	$947	$735	$2,678	$3,096
Net income per diluted share attributable to AIG common shareholders from continuing operations	$1.51	$1.35	$4.07	$5.43

Net income (loss) attributable to AIG common shareholders	$898	$735	$(1,426)	$3,096
Net income (loss) per diluted share attributable to AIG common shareholders	$1.43	$1.35	$(2.17)	$5.43

Net investment income	$1,313	$872	$4,255	$4,215
Net investment income, APTI basis	872	954	3,484	3,778

Adjusted pre-tax income (loss)	$1,083	$1,422	$4,324	$5,344
General Insurance	1,233	1,551	4,977	5,765
Other Operations	(150)	(129)	(653)	(421)

Adjusted after-tax income attributable to AIG common shareholders	$817	$1,072	$3,254	$4,044
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.30	$1.96	$4.95	$7.09

Weighted average common shares outstanding - diluted	627.2	546.4	657.3	570.3

Return on equity	8.2%	7.2%	(3.2)%	7.5%
Adjusted return on equity	7.2%	10.2%	6.6%	9.4%
Core operating return on equity	9.1%	11.7%	9.1%	11.1%

Book value per share	$70.16	$76.44	$70.16	$76.44
Adjusted book value per share	$73.79	$78.02	$73.79	$78.02
Adjusted tangible book value per share	$67.62	$70.37	$67.62	$70.37
Core operating book value per share	$61.75	$69.12	$61.75	$69.12

Common shares outstanding (in millions)	606.1	538.2	606.1	538.2

For the fourth quarter of 2025, net income attributable to AIG common shareholders was $735 million, or $1.35 per diluted common share, compared to net income of $898 million, or $1.43 per diluted common share, in the prior year quarter. The year-over-year decrease was primarily a result of a change in unrealized losses related to AIG’s ownership interest in Corebridge Financial, Inc. (Corebridge) and a gain from the divestiture of the global personal travel business in the prior year, partially offset by higher underwriting income and net investment income in General Insurance and tax benefit as a result of a one-time release of deferred income tax valuation allowance.

AATI was $1.1 billion, or $1.96 per diluted common share, for the fourth quarter of 2025, compared to $817 million, or $1.30 per diluted common share, in the prior year quarter, reflecting higher underwriting income and higher net investment income in General Insurance.

Total net investment income for the fourth quarter of 2025 was $872 million, down 34% from $1.3 billion in the prior year quarter, primarily due to lower gains on the change in fair value and lower gains on sale of shares from AIG’s interest in Corebridge and lower income on alternative investments, partially offset by higher income from fixed maturity securities. Total net investment income on an APTI basis, which excludes the change in fair value of AIG’s interest in Corebridge, was $954 million, an increase of 9% from $872 million in the prior year quarter. Net investment income attributed to General Insurance was up 13% from the prior year quarter.

For the full year 2025, net income attributable to AIG common shareholders was $3.1 billion, or $5.43 per diluted common share, compared to net loss of $1.4 billion, or $2.17 per diluted common share, in the prior year. The year-over-year increase was primarily due to the absence of loss as a result of the deconsolidation of Corebridge in June 2024 and higher underwriting income and net investment income in General Insurance, partially offset by net realized losses excluding Fortitude Re funds withheld assets, largely due to impairments on investments in real estate.

AATI was $4.0 billion, or $7.09 per diluted common share, for the full year 2025, compared to $3.3 billion, or $4.95 per diluted common share, in the prior year, reflecting higher underwriting income and net investment income in General Insurance.

Total net investment income for the full year 2025 was $4.2 billion, down 1% from $4.3 billion in the prior year, primarily due to a decrease in other investments, which includes lower gains on the change in fair value and lower gains on sale of shares of and dividends from Corebridge, partially offset by higher income from fixed maturity securities. Total net investment income on an APTI basis, which excludes the change in fair value of AIG’s interest in Corebridge, was $3.8 billion, an increase of 8% from $3.5 billion in the prior year. Net investment income attributed to General Insurance was up 12% from the prior year, driven by higher income from available for sale fixed maturity securities and alternative investments, partially offset by lower income on other investments.

AIG returned $809 million to shareholders in the fourth quarter of 2025, through $567 million of common stock repurchases, representing approximately 7 million shares, and $242 million of common stock dividends. For the full year, AIG returned a total of $6.8 billion to shareholders, through $5.8 billion of common stock repurchases, representing approximately 73 million shares, and approximately $1.0 billion of common stock dividends. Total debt to total capital ratio at December 31, 2025 was 18.0% and total debt to total adjusted capital* ratio was 17.7%. During the quarter, AIG’s ownership of Corebridge common stock was reduced to 10.1% due to the sale of shares by AIG for aggregate proceeds of approximately $1 billion.

ROE and Core Operating ROE were 7.2% and 11.7%, respectively, in the fourth quarter of 2025, and 7.5% and 11.1%, respectively, for the full year 2025. Book value per share was $76.44 as of December 31, 2025, an increase of 1% from September 30, 2025. Adjusted tangible book value per share* was $70.37, almost flat compared to September 30, 2025.

On February 10, 2026, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.45 per share. The dividend is payable on March 30, 2026 to shareholders of record at the close of business on March 16, 2026.

GENERAL INSURANCE

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2024	2025	Change		2024	2025	Change
Gross premiums written	$8,022	$8,073	1%		$35,701	$35,826	—%
Net premiums written	$6,077	$6,039	(1)%		$23,902	$23,675	(1)%
Underwriting income (loss)	$454	$670	48%		$1,917	$2,332	22%

Net investment income	$779	$881	13%		$3,060	$3,433	12%
Adjusted pre-tax income	$1,233	$1,551	26%		$4,977	$5,765	16%

Underwriting ratios:
General Insurance (GI) CR	92.5	88.8	(3.7)	pts	91.8	90.1	(1.7)	pts
GI Loss ratio	59.7	56.7	(3.0)		59.8	59.0	(0.8)
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(5.5)	(2.1)	3.4		(5.0)	(3.9)	1.1
Prior year development, net of reinsurance and prior year premiums	1.6	2.2	0.6		1.4	2.1	0.7
GI Accident year loss ratio, as adjusted	55.8	56.8	1.0		56.2	57.2	1.0
GI Expense ratio	32.8	32.1	(0.7)		32.0	31.1	(0.9)
GI Accident year combined ratio, as adjusted	88.6	88.9	0.3	pts	88.2	88.3	0.1	pts

Comparable Basis†:
Net premiums written	$6,002	$6,039	1%		$23,284	$23,675	2%
•Fourth quarter NPW of $6.0 billion decreased 1% from the prior year quarter on a reported basis, or increased 1% on a comparable basis† with the growth supported by Global Commercial, partially offset by a decline in Global Personal.
•Underwriting income was $670 million, a 48% increase from the prior year quarter, driven by lower catastrophe-related charges, more favorable prior year development (PYD) and lower acquisition expenses.
•Total catastrophe-related charges were $125 million, representing 2.1 loss ratio points, compared to $325 million, representing 5.5 loss ratio points, in the prior year quarter.
•Fourth quarter 2025 included favorable PYD, net of reinsurance and prior year premiums, of $116 million, compared to $82 million in the prior year quarter, primarily due to favorable development in North America Commercial, driven by U.S. Financial Lines, Property and Canada Casualty.
•The combined ratio was 88.8%, compared to 92.5% in the prior year quarter, largely driven by Global Commercial. The AYCR was 88.9%, compared to 88.6% in the prior year quarter.
•General Insurance APTI of $1.6 billion increased 26% from the prior year quarter, driven by higher underwriting income as well as higher net investment income.
•Full year 2025 NPW of $23.7 billion decreased 1% from the prior year on a reported basis, or increased 2% on a comparable basis†.
•Full year combined ratio was 90.1%, compared to 91.8% in the prior year, largely driven by North America Commercial. The AYCR was 88.3%, compared to 88.2% in the prior year.

GENERAL INSURANCE - NORTH AMERICA COMMERCIAL

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2024	2025	Change		2024	2025	Change
Net premiums written	$2,224	$2,287	3%		$8,452	$8,759	4%
Underwriting income (loss)	$25	$330	NM	%	$548	$1,144	109%

Underwriting ratios:
CR	98.8	84.7	(14.1)	pts	93.3	86.8	(6.5)	pts
AYCR, as adjusted	84.6	87.2	2.6	pts	85.1	85.8	0.7	pts

Comparable Basis†:
Net premiums written	$2,225	$2,287	3%		$8,449	$8,759	4%

•Fourth quarter NPW of $2.3 billion increased 3% from the prior year quarter, primarily driven by Programs, Western World and Excess Casualty, partially offset by a decline in Property.
•The combined ratio was 84.7%, compared to 98.8% in the prior year quarter. The improvement of 1,410 basis points was driven by lower catastrophe-related charges and favorable PYD, net of reinsurance. The AYCR was 87.2%, compared to 84.6% in the prior year quarter, driven by change in business mix and a higher reapportionment of corporate expenses from lean parent implementation, which impacted accident year loss ratio, as adjusted* (AYLR) and general operating expense (GOE) ratio.
•Full year NPW of $8.8 billion increased 4% from the prior year, or 5% adjusted for a large closeout transaction* in the prior year. The increase was primarily driven by Programs and Lexington, partially offset by Property.
•Full year combined ratio was 86.8%, compared to 93.3% in the prior year. The improvement was driven by lower catastrophe-related charges and more favorable PYD, net of reinsurance. The AYCR was 85.8%, compared to 85.1% in the prior year, driven by change in business mix and a higher reapportionment of corporate expenses from lean parent implementation, which impacted AYLR and GOE ratios.

GENERAL INSURANCE - INTERNATIONAL COMMERCIAL

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2024	2025	Change		2024	2025	Change
Net premiums written	$2,089	$2,196	5%		$8,364	$8,663	4%
Underwriting income (loss)	$347	$248	(29)%		$1,227	$1,118	(9)%

Underwriting ratios:
CR	83.1	88.8	5.7	pts	84.9	86.9	2.0	pts
AYCR, as adjusted	83.6	85.9	2.3	pts	83.0	85.6	2.6	pts

Comparable Basis†:
Net premiums written	$2,120	$2,196	4%		$8,402	$8,663	3%

•Fourth quarter NPW of $2.2 billion increased 5% from the prior year quarter, or 4% on a comparable basis†, primarily driven by the growth in Global Specialty and Casualty.

•The combined ratio was 88.8% compared to 83.1% in the prior year quarter. The increase was primarily due to higher catastrophe-related charges and higher expense ratio. The AYCR was 85.9%, compared to 83.6% in the prior year quarter, primarily driven by higher Energy losses and a higher reapportionment of corporate expenses from lean parent implementation.
•Full year NPW of $8.7 billion increased 4% from the prior year, or 3% on a comparable basis†, primarily driven by the growth in Global Specialty, Casualty and Property, partially offset by Financial Lines.
•Full year combined ratio was 86.9% compared to 84.9% in the prior year. The increase was primarily driven by a higher reapportionment of corporate expenses from lean parent implementation, which impacted AYLR and GOE ratio, and change in business mix, partially offset by lower catastrophe-related charges. The AYCR was 85.6%, compared to 83.0% in the prior year.

GENERAL INSURANCE - GLOBAL PERSONAL

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2024	2025	Change			2024	2025	Change
Net premiums written	$1,764	$1,556	(12)%			$7,086	$6,253	(12)%
Underwriting income (loss)	$82	$92	12%		$	$142	$70	(51)%

Underwriting ratios:
CR	95.4	94.3	(1.1)	pts		98.0	99.0	1.0	pts
AYCR, as adjusted	98.7	95.3	(3.4)	pts		97.6	95.7	(1.9)	pts

Comparable Basis†:
Net premiums written	$1,657	$1,556	(6)%			$6,433	$6,253	(3)%

•Fourth quarter NPW of $1.6 billion declined 12% from the prior year quarter, or 6% on a comparable basis†, primarily driven by change to reinsurance structures in our U.S. High Net Worth business, which had a 5-point negative impact, and a decline in Warranty.
•The combined ratio was 94.3%, compared to 95.4% in the prior year quarter. The improvement was primarily driven by lower AYCR and lower catastrophe-related charges, partially offset by less favorable PYD, net of reinsurance. The AYCR was 95.3%, improving 340 basis points from the prior year quarter, driven by improved commission terms in U.S. High Net Worth business, and underwriting actions leading to stronger underlying profitability, partially offset by a higher reapportionment of corporate expenses from lean parent implementation.
•Excluding AIG’s Travel business, which was divested in 2024, AYCR improved 360 basis points, driven by improved commission terms in U.S. High Net Worth business and underwriting actions leading to stronger underlying profitability and lower reinsurance costs, partially offset by a higher reapportionment of corporate expenses.
•Full year NPW of $6.3 billion declined 12% from the prior year quarter, or 3% on a comparable basis†, primarily driven by change to reinsurance structures in our U.S. High Net Worth business and a decline in Warranty, partially offset by Personal Property and Personal Auto.
•Full year combined ratio was 99.0%, compared to 98.0% in the prior year. The increase was primarily driven by higher catastrophe-related charges and less favorable PYD, net of reinsurance, partially offset by AYCR, which improved 190 basis points from the prior year, due to the same drivers that impacted the fourth quarter AYCR result, as stated above.

OTHER OPERATIONS

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	2024	2025	Change	2024	2025	Change
Net investment income and other	$99	$75	(24)%	$434	$349	(20)%
Corporate and other general operating expenses	(137)	(99)	28	(623)	(360)	42
Amortization of intangible assets	(5)	(5)	—	(18)	(18)	—
Interest expense	(109)	(100)	8	(445)	(392)	12
Adjusted pre-tax loss before consolidation and eliminations	$(152)	$(129)	15	$(652)	$(421)	35
Total consolidation and eliminations	2	—	NM	(1)	—	NM
Adjusted pre-tax loss	$(150)	$(129)	14%	$(653)	$(421)	36%

•Other Operations predominantly consists of Net investment income from our AIG Parent liquidity portfolio, Corebridge dividend income, corporate GOE, and Interest expense.
•Net investment income and other decreased $24 million from the prior year quarter and $85 million for the full year, mainly due to a decrease in dividend income received from Corebridge as a result of a lower ownership stake and lower yields.
•Corporate and other GOE improved $38 million from the prior year quarter and $263 million for the full year, reflecting reapportionment of expenses to the General Insurance businesses.
•Interest expense decreased $9 million from the prior year quarter and $53 million for the full year, primarily driven by debt interest savings from debt repurchases, partially offset by new debt issuance.

CONFERENCE CALL
AIG will host a conference call tomorrow, Wednesday, February 11, 2026 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release and other publicly available documents may include, and members of management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause actual results to differ, possibly materially, from those in specific projections, targets, goals, plans, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which we operate, including financial market conditions, a U.S. federal government shutdown, macroeconomic trends, changes in trade policies, including tariffs, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, pandemics, and geopolitical events or conflicts;
•the occurrence of catastrophic events, both natural and man-made, which may be exacerbated by the effects of climate change;
•disruptions in the availability or accessibility of our or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches or infrastructure vulnerabilities;
•our ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•our ability to successfully complete strategic transactions, including to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•the effects of changes in laws and regulations, including those relating to privacy, data protection, cybersecurity and AI, and the regulation of insurance, in the U.S. and other countries in which we operate;
•concentrations in our investment portfolios;
•changes in the valuation of our investments;
•our reliance on third-party investment managers;
•nonperformance or defaults by counterparties;
•our reliance on third parties to provide certain business and administrative services;
•our ability to adequately assess risk and estimate related losses as well as the effectiveness of our enterprise risk management policies and procedures;

•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•concentrations of our insurance, reinsurance and other risk exposures;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•changes to tax laws in the countries in which we operate;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•the effects of sanctions and the failure to comply with those sanctions;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to our credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•our ability to address evolving global stakeholder expectations and regulatory requirements including with respect to environmental, social and governance matters and to effectively execute on sustainability targets and standards;
•our ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•changes to sources of or access to liquidity;
•changes in accounting principles and financial reporting requirements or their applicability to us;
•the outcome of significant legal, regulatory or governmental proceedings; and
•such other factors discussed in:
•Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s Annual Report on Form 10-K for the year ended December 31, 2025 (which will be filed with the Securities and Exchange Commission (SEC)); and
•our other filings with the SEC.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.
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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this press release or in the Fourth Quarter 2025 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per share, excluding investments related cumulative unrealized gains and losses recorded in Accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI) (Adjusted book value per share) is used to show the amount of our net worth on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. Adjusted book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI (AIG adjusted common shareholders' equity) by total common shares outstanding.
Book Value per share, excluding Investments AOCI, Goodwill, Value of business acquired (VOBA), Value of distribution channel acquired (VODA) and Other intangible assets (Adjusted tangible book value per share) is used to provide a useful measure of the realizable shareholder value on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions and Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. Adjusted tangible book value per share is derived by dividing AIG adjusted common equity, excluding intangible assets, (AIG adjusted tangible common shareholders’ equity) by total common shares outstanding.
Book value per share, excluding Investments AOCI, deferred tax assets (DTA) and AIG’s ownership interest in Corebridge (Core operating book value per share) is used to show the amount of our net worth on a per share basis after eliminating Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs), corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. Core operating book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity) by total common shares outstanding.
Total debt to total adjusted capital ratio is used to show the AIG’s debt leverage adjusted for Investments AOCI and is derived by dividing total debt by total capital excluding Investments AOCI (Total adjusted capital). We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

Return on equity – Adjusted after-tax income excluding Investments AOCI (Adjusted return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI. We believe this measure is useful to investors because it eliminates the fair value of investments which can fluctuate significantly from period to period due to changes in market conditions. Adjusted return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG adjusted common shareholders’ equity.
Return on equity – Adjusted after-tax income excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (Core operating return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to NOLs, CAMTCs and FTCs that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. We believe this metric provides investors with greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG core operating shareholders’ equity.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax:
•changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares;
•net investment income on Fortitude Re funds withheld assets;
•net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•net results of businesses in run-off;
•non-operating pension expenses;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.
Adjusted After-tax Income attributable to AIG common shareholders (adjusted after-tax income or AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock and preferred stock redemption premiums, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.
See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income attributable to AIG common shareholders.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.
Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.
Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR, ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR, ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.
Results from discontinued operations are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended December 31,
	2024				2025
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(a)	Tax	Pre-tax	Charge	Interests(a)	Tax
Pre-tax income/net income, including noncontrolling interests	$1,546	$599	$—	$901	$661	$(70)	$—	$731
Noncontrolling interests(a)	—	—	(3)	(3)	—	—	4	4
Pre-tax income/net income attributable to AIG	1,546	599	(3)	898	661	(70)	4	735
Dividends on preferred stock and preferred stock redemption premiums				—				—
Net income attributable to AIG common shareholders				898				735
Adjustments:
Changes in uncertain tax positions and other tax adjustments		(247)	—	247		(34)	—	34
Deferred income tax valuation allowance releases(b)		15	—	(15)		314	—	(314)
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(414)	(87)	—	(327)	138	29	—	109
Loss on extinguishment of debt and preferred stock redemption premiums	13	3	—	10	—	—	—	—
Net investment income on Fortitude Re funds withheld assets	(21)	(4)	—	(17)	(41)	(8)	—	(33)
Net realized losses on Fortitude Re funds withheld assets	1	—	—	1	11	3	—	8
Net realized gains on Fortitude Re funds withheld embedded derivative	(83)	(17)	—	(66)	57	11	—	46
Net realized losses(c)	194	67	—	127	283	43	—	240
Loss from discontinued operations				46				—
Net gain on divestitures and other	(522)	(140)	—	(382)	(28)	(6)	—	(22)
Non-operating litigation reserves and settlements	—	—	—	—	4	1	—	3
Unfavorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	39	8	—	31	52	11	—	41
Net loss reserve discount charge	95	20	—	75	21	4	—	17
Net results of businesses in run-off(d)	115	24	—	91	4	1	—	3
Non-operating pension expenses	—	—	—	—	(1)	—	—	(1)
Integration and transaction costs associated with acquiring or divesting businesses	2	—	—	2	123	26	—	97
Restructuring and other costs(e)	115	24	—	91	132	28	—	104
Non-recurring costs related to regulatory or accounting changes	3	1	—	2	6	1	—	5
Noncontrolling interests(a)			3	3			—	—
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,083	$266	$—	$817	$1,422	$354	$4	$1,072

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Twelve Months Ended December 31,
	2024				2025
		Total Tax	Non-			Total Tax	Non-
		(Benefits)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(a)	Tax	Pre-tax	Charge	Interests(a)	Tax
Pre-tax income/net income (loss), including noncontrolling interests	$3,870	$1,170	$—	$(926)	$3,879	$782	$—	$3,097
Noncontrolling interests(a)	—	—	(478)	(478)	—	—	(1)	(1)
Pre-tax income/net income (loss) attributable to AIG	3,870	1,170	(478)	(1,404)	3,879	782	(1)	3,096
Dividends on preferred stock and preferred stock redemption premiums				22				—
Net income (loss) attributable to AIG common shareholders				(1,426)				3,096
Adjustments:
Changes in uncertain tax positions and other tax adjustments		(239)	—	239		(35)	—	35
Deferred income tax valuation allowance releases(b)		30	—	(30)		305	—	(305)
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(586)	(123)	—	(463)	(255)	(54)	—	(201)
(Gain) loss on extinguishment of debt and preferred stock redemption premiums	14	3	—	26	(5)	(1)	—	(4)
Net investment income on Fortitude Re funds withheld assets	(144)	(30)	—	(114)	(149)	(31)	—	(118)
Net realized losses on Fortitude Re funds withheld assets	39	8	—	31	70	15	—	55
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	75	16	—	59	166	34	—	132
Net realized losses(c)	428	95	—	333	973	145	—	828
Loss from discontinued operations				3,626				—
Net gain on divestitures and other	(616)	(128)	—	(488)	(81)	(17)	—	(64)
Non-operating litigation reserves and settlements	—	—	—	—	(9)	(2)	—	(7)
Unfavorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	105	22	—	83	105	22	—	83
Net loss reserve discount charge	226	47	—	179	48	10	—	38
Net results of businesses in run-off(d)	111	24	—	87	(4)	(1)	—	(3)
Non-operating pension expenses	—	—	—	—	15	3	—	12
Integration and transaction costs associated with acquiring or divesting businesses	39	8	—	31	136	29	—	107
Restructuring and other costs(e)	745	156	—	589	439	92	—	347
Non-recurring costs related to regulatory or accounting changes	18	4	—	14	16	3	—	13
Noncontrolling interests(a)			478	478			—	—
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$4,324	$1,063	$—	$3,254	$5,344	$1,299	$(1)	$4,044
(a)Noncontrolling interest primarily relates to Corebridge and is the portion of Corebridge earnings that AIG did not own. Corebridge was consolidated until June 9, 2024. The historical results of Corebridge owned by AIG are reflected in Income (loss) from discontinued operations, net of income taxes.
(b)In the three and twelve months ended December 31, 2025 includes a valuation allowance release related to our U.S. federal consolidated tax attribute carryforwards, as well as valuation allowance changes in certain foreign jurisdictions.
(c)Includes all Net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(d)In the third quarter of 2025, AIG began excluding the net results of run-off businesses previously reported in General Insurance from Adjusted pre-tax income. In the fourth quarter of 2024, AIG realigned and began excluding the net results of run-off businesses previously reported in Other Operations from Adjusted pre-tax income; historical results have been recast to reflect these changes.
(e)In the three and twelve months ended December 31, 2025 and 2024, Restructuring and other costs was primarily related to employee-related costs, including severance, and, in the twelve months ended December 31, 2024, real estate impairment charges.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of General Insurance Net Investment Income and Other and Adjusted Pre-tax Income
General Insurance	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024		2025		2024		2025
(in millions)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)	$815	$1,469	$892	$848	$3,215	$4,474	$3,511	$4,031
Other income (expense) - net	—	—	(6)	—	(31)	—	(6)	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(35)	(35)	(4)	(4)	(73)	(73)	(74)	(74)
Net investment income on Fortitude Re funds withheld assets	(1)	(1)	—	—	(44)	(44)	1	1
Net realized losses on Fortitude Re funds withheld assets	—	7	—	—	—	8	—	6
Net realized gains on Fortitude Re funds withheld embedded derivative	—	—	—	—	—	—	—	—
Net realized (gains) losses	—	113	(1)	579	(7)	330	1	1,358
Net loss (gain) on divestitures and other	—	(517)	—	(17)	—	(522)	—	(55)
Non-operating litigation reserves and settlements	—	—	—	4	—	—	—	4
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	(11)	—	(12)	—	101	—	69
Net loss reserve discount charge	—	95	—	21	—	226	—	48
Net results of businesses in run-off	—	—	—	—	—	—	—	—
Non-operating pension expenses	—	—	—	3	—	—	—	16
Integration and transaction costs associated with acquiring or divesting businesses	—	—	—	19	—	—	—	19
Restructuring and other costs	—	110	—	104	—	459	—	326
Non-recurring costs related to regulatory or accounting changes	—	3	—	6	—	18	—	16
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$779	$1,233	$881	$1,551	$3,060	$4,977	$3,433	$5,765

Reconciliations of Other Operations Net Investment Income and Other and Adjusted Pre-tax Income
Other Operations	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024		2025		2024		2025
(in millions)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)	$503	$77	$(22)	$(187)	$1,047	$(604)	$712	$(152)
Consolidation and Eliminations	(1)	—	—	—	—	—	1	—
Other income (expense) - net	2	—	4	—	18	—	(5)	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(379)	(379)	142	142	(513)	(513)	(181)	(181)
Gain on extinguishment of debt	—	13	—	—	—	14	—	(5)
Net investment income on Fortitude Re funds withheld assets	(20)	(20)	(41)	(41)	(100)	(100)	(150)	(150)
Net realized (gains) losses on Fortitude Re funds withheld assets	—	(6)	—	11	—	31	—	64
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	—	(83)	—	57	—	75	—	166
Net realized (gains) losses	(2)	81	1	(296)	(1)	98	3	(385)
Net loss (gain) on divestitures and other	—	(5)	—	(11)	—	(94)	—	(26)
Non-operating litigation reserves and settlements	—	—	—	—	—	—	—	(13)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	50	—	64	—	4	—	36
Net results of businesses in run-off	(4)	115	(9)	4	(17)	111	(31)	(4)
Non-operating pension expenses	—	—	—	(4)	—	—	—	(1)
Integration and transaction costs associated with acquiring or divesting businesses	—	2	—	104	—	39	—	117
Restructuring and other costs	—	5	—	28	—	286	—	113
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$99	$(150)	$75	$(129)	$434	$(653)	$349	$(421)

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended December 31,			Twelve Months Ended December 31,
Earnings per common share:	2024	2025	% Inc. (Dec.)	2024	2025	% Inc. (Dec.)
Basic
Income from continuing operations	$1.53	$1.36	(11.1)%	$4.11	$5.48	33.3%
loss from discontinued operations	(0.08)	—	NM	(6.30)	—	NM
Net income (loss) attributable to AIG common shareholders	$1.45	$1.36	(6.2)	$(2.19)	$5.48	NM
Diluted
Income from continuing operations	$1.51	$1.35	(10.6)	$4.07	$5.43	33.4
loss from discontinued operations	(0.08)	—	NM	(6.24)	—	NM
Net income (loss) attributable to AIG common shareholders	$1.43	$1.35	(5.6)	$(2.17)	$5.43	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.30	$1.96	50.8%	$4.95	$7.09	43.2%
Weighted average shares outstanding:
Basic	620.9	541.0		651.4	565.1
Diluted	627.2	546.4		657.3	570.3

Reconciliation of Net Investment Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2025	2024	2025
Net Investment Income per Consolidated Statements of Operations	$1,313	$872	$4,255	$4,215
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(414)	138	(586)	(255)
Net investment income on Fortitude Re funds withheld assets	(21)	(41)	(144)	(149)
Net realized gains (losses) related to economic hedges and other	(2)	(6)	(24)	(2)
Net investment income of businesses in run-off	(4)	(9)	(17)	(31)
Total Net Investment Income - APTI Basis	$872	$954	$3,484	$3,778

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Share
As of period end:	December 31, 2024	September 30, 2025	December 31, 2025
Total AIG common shareholders' equity (a)	$42,521	$41,085	$41,139
Less: Investments AOCI	(2,872)	(1,410)	(1,376)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(667)	(545)	(523)
Subtotal Investments AOCI	(2,205)	(865)	(853)
Total adjusted common shareholders' equity (b)	$44,726	$41,950	$41,992

Total adjusted common shareholders' equity (b)	$44,726	$41,950	$41,992
Total intangible assets	3,743	3,796	4,119
AIG adjusted tangible common shareholders' equity (d)	$40,983	$38,154	$37,873

Total AIG common shareholders' equity (a)	$42,521	$41,085	$41,139
Less: AIG's ownership interest in Corebridge	3,810	2,651	1,512
Less: Investments related AOCI - AIG	(2,872)	(1,410)	(1,376)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets - AIG	(667)	(545)	(523)
Subtotal Investments AOCI - AIG	(2,205)	(865)	(853)
Less: Deferred tax assets	3,489	3,002	3,278
AIG core operating shareholders' equity (e)	$37,427	$36,297	$37,202
Total common shares outstanding (f)	606.1	544.5	538.2

As of period end:	December 31, 2024	% Inc. (Dec.)	September 30, 2025	% Inc. (Dec.)	December 31, 2025
Book value per share (a÷f)	$70.16	9.0%	$75.45	1.3%	$76.44
Adjusted book value per share (b÷f)	73.79	5.7	77.04	1.3	78.02
Adjusted tangible book value per share (d÷f)	67.62	4.1	70.07	0.4	70.37
Core operating book value per share (e÷f)	61.75	11.9	66.66	3.7	69.12

Reconciliation of Return On Equity
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2025	2024	2025
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$3,592	$2,940	$(1,426)	$3,096
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,268	$4,288	$3,254	$4,044

Average AIG adjusted common shareholders' equity
Average AIG Common Shareholders' equity (c)	$43,780	$41,112	$44,051	$41,535
Less: Average investments AOCI	(1,874)	(859)	(5,132)	(1,418)
Average adjusted common shareholders' equity (d)	$45,654	$41,971	$49,183	$42,953

Average AIG core operating shareholders' equity
Average AIG common shareholders' equity	$43,780	$41,112	$44,051	$41,535
Less: Average AIG's ownership interest in Corebridge	5,977	2,082	6,770	3,207
Less: Average investments AOCI - AIG	(1,874)	(859)	(2,351)	(1,418)
Less: Average deferred tax assets	3,732	3,140	3,998	3,264
Average AIG core operating shareholders' equity (f)	$35,945	$36,749	$35,634	$36,482

ROE (a÷c)	8.2%	7.2%	(3.2)%	7.5%
Adjusted return on equity (b÷d)	7.2%	10.2%	6.6%	9.4%
Core operating ROE (b÷f)	9.1%	11.7%	9.1%	11.1%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Total Debt to Total Capital
Three Months Ended
December 31, 2025
Total financial and hybrid debt	$9,010

Total capital	$50,172
Less non-redeemable noncontrolling interests	23
Less Investments AOCI	(853)
Total adjusted capital	$51,002

Hybrid - debt securities / Total capital	1.0%
Financial debt / Total capital	17.0
Total debt / Total capital	18.0%
Total debt / Total adjusted capital	17.7%

Reconciliation of Net Premiums Written - Comparable Basis
	Three Months Ended December 31,
		North
	General	America	International	Global	Global
2025	Insurance	Commercial	Commercial	Personal	Commercial
Net premiums written as reported in U.S. dollars	$6,039	$2,287	$2,196	$1,556	$4,483

2024
Net premiums written as reported in U.S. dollars	$6,077	$2,224	$2,089	$1,764	$4,313
Foreign exchange effect	49	1	31	17	32
AIG's Travel business impact	(124)	—	—	(124)	—
Net premiums written on comparable basis	$6,002	$2,225	$2,120	$1,657	$4,345

Increase (decrease) in Net premiums written on comparable basis	1%	3%	4%	(6)%	3%

	Twelve Months Ended December 31,
		North
	General	America	International	Global	Global
2025	Insurance	Commercial	Commercial	Personal	Commercial
Net premiums written as reported in U.S. dollars	$23,675	$8,759	$8,663	$6,253	$17,422

2024
Net premiums written as reported in U.S. dollars	$23,902	$8,452	$8,364	$7,086	$16,816
Foreign exchange effect	100	(3)	38	65	35
AIG's Travel business impact	(718)	—	—	(718)	—
Net premiums written on comparable basis	$23,284	$8,449	$8,402	$6,433	$16,851

Increase (decrease) in Net premiums written on comparable basis	2%	4%	3%	(3)%	3%

Reconciliation of Net Premiums Written Excluding Large Closeout Transaction
Twelve Months Ended December 31, 2025	North
America
Commercial
Increase (decrease) in Net premiums written on comparable basis	4%
Large closeout transaction	1
Increase (decrease) in Net premiums written on comparable basis, excluding large closeout transaction	5%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2025	2024	2025
North America Commercial
Combined ratio	98.8	84.7	93.3	86.8
Catastrophe losses and reinstatement premiums	(14.1)	(2.3)	(9.7)	(5.6)
Prior year development, net of reinsurance and prior year premiums	(0.1)	4.8	1.5	4.6
Accident year combined ratio, as adjusted	84.6	87.2	85.1	85.8

International Commercial
Loss ratio	52.4	57.1	54.8	55.7
Catastrophe losses and reinstatement premiums	(0.1)	(3.2)	(2.9)	(2.2)
Prior year development, net of reinsurance and prior year premiums	0.6	0.3	1.0	0.9
Accident year loss ratio, as adjusted	52.9	54.2	52.9	54.4

Combined ratio	83.1	88.8	84.9	86.9
Catastrophe losses and reinstatement premiums	(0.1)	(3.2)	(2.9)	(2.2)
Prior year development, net of reinsurance and prior year premiums	0.6	0.3	1.0	0.9
Accident year combined ratio, as adjusted	83.6	85.9	83.0	85.6

Global Personal
Loss ratio	49.3	51.9	54.1	57.5
Catastrophe losses and reinstatement premiums	(1.2)	(0.1)	(2.0)	(3.9)
Prior year development, net of reinsurance and prior year premiums	4.5	1.1	1.6	0.6
Accident year loss ratio, as adjusted	52.6	52.9	53.7	54.2
AIG's Travel business impact	0.9	—	1.7	—
Accident year loss ratio, as adjusted, comparable basis	53.5	52.9	55.4	54.2

Combined ratio	95.4	94.3	98.0	99.0
Catastrophe losses and reinstatement premiums	(1.2)	(0.1)	(2.0)	(3.9)
Prior year development, net of reinsurance and prior year premiums	4.5	1.1	1.6	0.6
Accident year combined ratio, as adjusted	98.7	95.3	97.6	95.7
AIG's Travel business impact	0.2	—	0.3	—
Accident year combined ratio, as adjusted, comparable basis	98.9	95.3	97.9	95.7